Exhibit 99.1

BioSig Names Med Devices Veteran Exec Gregory D. Cash CEO, President & Director

Los Angeles, CA – July 21, 2014 – BioSig Technologies, a company that has developed and is commercializing its proprietary PURE EP™ technology platform designed to significantly improve the clinical value of cardiac recordings in the electrophysiology (EP) field, today announced it has appointed Gregory D. Cash as Chief Executive Officer, President and a member of the Board of Directors.

Mr. Cash brings over 30 years of medical business experience to BioSig, including as CEO of several companies, both public and privately held, as well as running global business units of larger companies.  Prior to joining BioSig, he was CEO of Argent International, a life sciences consulting firm.  Previous positions include CEO of NeuroTherm, CEO of HeartSine Technologies, and CEO and a director of Vasomedical (a Nasdaq company).

Ken Londoner, BioSig Executive Chairman, said, “Greg has a terrific track record building young medical devices companies and successfully commercializing their technologies.  He brings proven leadership skills, exceptional cardiac industry technology expertise and a wealth of key relationships throughout the medical devices sector.  I am delighted to welcome Greg to BioSig.”

Commenting on his appointment to CEO, Greg Cash said, “BioSig’s PURE EP System is a promising technology that I believe will revolutionize the accuracy and clinical value of electrocardiograms (ECG) and intracardiac electrograms recorded during electrophysiological studies and ablation procedures, an industry segment that still relies primarily on outmoded technology.  I am honored to have the opportunity to lead BioSig with the successful commercialization and launch of a system of such potential importance.”

Mr. Cash is filling the Board seat vacated by Jeffrey O’Donnell, who resigned from the Board in February 2014.  BioSig thanks Mr. O’Donnell for nearly three years of valuable service to its Board of Directors.

Gregory D. Cash Bio

Greg Cash brings over 30 years of business experience and has been chief executive officer of several companies, both public and privately held, as well as run global business units of larger companies.

In addition to his experience with Argent International, NeuroTherm, HeartSine Technologies, and VasoMedical, Mr. Cash served as President, Vascular Therapy and New Businesses for Sorin Group based in Milan, Italy;  Corporate VP of Datascope Corporation, and President of its subsidiary, InterVascular, Inc.; President and COO of Eminent Technology Partners and CEO of its subsidiary, Eminent Research Systems; VP and General Manager, Vascular Therapies, for U.S. Surgical Corporation, and he spent five years with Boston Scientific Corporation, ultimately as VP, Cardiology Sales and Marketing, Europe.  He began his career at Medtronic, Inc., where he served 14 years in increasingly senior sales and marketing positions.

Mr. Cash has lived and worked as an expatriate in London, England, Hong Kong, Paris, France and Milan, Italy and speaks French, German and Italian.  Mr. Cash holds a B.A. in International Marketing and Business Administration from the College of St. Thomas in St. Paul, Minnesota.

About BioSig Technologies

BioSig is a medical device company that has developed a proprietary technology platform designed to significantly improve the accuracy and clinical value of electrocardiograms (ECG) and intracardiac electrograms in the cardiac electrophysiology laboratory.

Led by a seasoned senior management team and an independent Board of Directors, Los Angeles based BioSig expects to commercialize its PURE EP™ System, a surface electrocardiogram and intracardiac multichannel recording and analysis system designed to dramatically minimize noise and artifacts from cardiac recordings during electrophysiology studies and ablation procedures.

BioSig is seeking FDA 510(k) approval with no requirement for clinical data for the PURE EP System.  BioSig has already achieved proof of concept validation through UCLA EP & Animal Labs ongoing from May 2013 that includes comparing recordings from PURE EP System vs. current EP Recording Systems.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.  Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond BioSig's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our PURE EP System, (ii) an inability to secure regulatory approvals for the sale of our products, (iii) intense competition in the medical device industry from much larger, multinational companies, (iv) product malfunctions, (v) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (vi) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful and (vii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly or difficult to obtain.  More detailed information about BioSig and the risk factors that may affect the realization of forward looking statements is set forth in BioSig's filings with the Securities and Exchange Commission (SEC).  Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.  BioSig assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.